Exhibit 10.3

Magellan Gold Names David E. Drips President

and Chief Executive Officer

FOR IMMEDIATE RELEASE	June 25, 2019

Reno, Nevada ---- Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company), is pleased to announce the immediate appointment of David E. Drips as Chief Executive Officer, President, and Director of the Company.  Mr. Drips replaces Dr. Pierce Carson who retired on June 1, 2019.

David Drips has Over 45 years of experience in the mining and contracting industry as a miner, supervisor, engineer, project manager, general manager, president, and owner. He was worked with large public companies and private companies. He received a B.S. in Mining Engineering from Colorado School of Mines in 1980.

“We are fortunate to have someone of David’s caliber and experience step up to lead Magellan Gold,” said John Power, Director of Magellan. “We are at a critical juncture with the strengthening gold market and the positive review of our El Dorado gold project in Nayarit, Mexico. David brings the required leadership to successfully implement our strategy and take advantage of the opportunities ahead. David is project and operations oriented with a proven track record of project execution, and he is a strong communicator who is focused on operating details with excellent leadership capabilities.”

Mr. Drips said, “I am honored and excited to lead Magellan Gold. I believe the company has an opportunity to gain right-size operations that will rapidly elevate Magellan into a small tier gold producer.”

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals. In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico, and in August 2018 announced acquisition of the nearby El Dorado Gold-Silver Project. Magellan also owns an advanced silver exploration project located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has a ten-year operating history, processing ore at a rate of 100 tons per day. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

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The El Dorado Gold-Silver Project consists of a 50 hectare mining concession located 50 kilometers south of the SDA Mill. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades. Drilling in 2010-2011 identified gold-silver resources on two veins that hold promise for underground mining. Following completion of permitting and procurement of financing, the Company intends to commence mining at a production rate of 100 tons per day and to truck the ore to the SDA Mill for processing.

The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

John Power: (707) 884-3766

Peter Nesveda (INT IR): +61 4 1235 7375

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